EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 16, 2002, accompanying the consolidated balance sheet of Advanced Nutraceuticals, Inc. and Subsidiaries as of September 30, 2002, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders' equity for the two year period then ended, appearing in the Annual Report of Advanced Nutraceuticals, Inc. and Subsidiaries on Form 10-K for the year ended September 30, 2003, which report is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.




/s/ Grant Thornton LLP
----------------------


Houston, Texas
July 7, 2004



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